Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Monmouth Real Estate Investment Corporation

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Equity Commonwealth of our reports dated November 23, 2020, with respect to the consolidated financial statements and schedule of Monmouth Real Estate Investment Corporation, and the effectiveness of internal control over financial reporting included in Monmouth Real Estate Investment Corporation’s Annual Report on Form 10-K for the year ended September 30, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

August 20, 2021
Harrison, NY

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